Braskem S.A.
Consolidated Financial Statements
for the six-month Periods Ended
June 30, 2003 and 2002 and
Report of Independent Accountants

Report of independent accountants on unaudited interim consolidated financial statements


To the Board of Directors and Shareholders
Braskem S.A.




1 We have reviewed the accompanying consolidated balance sheet of Braskem S.A. and its subsidiaries as of June 30, 2003 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the period ended June 30, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

2 We conducted our reviews in accordance with standards established by American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

3 Based on our reviews we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

4 As described in Notes 8 (c) and 9 (b) to the consolidated financial statements, The Company and certain subsidiaries are involved in significant legal proceedings involving exemption from the Brazilian Social Contribution tax and a wage and salary adjustment clause in a collective labor agreement with the chemical workers union in the state of Bahia. Based on the opinions of legal counsel and management that losses in these cases are not probable, no provision for losses has been established for these proceedings.

Braskem S.A.


5 As described in Note 1 to the consolidated financial statements, the Company has been involved in a broad corporate reorganization process, as part of the overall reorganization of the Brazilian petrochemical industry. The Company and its subsidiaries may undergo further significant economic and/or corporate changes during this process.


PricewaterhouseCoopers                                        Salvador, Brazil
Auditores Independentes                                       July 28, 2003

Report of Independent Accountants


To the Board of Directors and Shareholders
Braskem S.A.




1 We have audited the accompanying consolidated balance sheet of Braskem S.A. and its subsidiaries as of December 31, 2002 and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

2 We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

3 In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Braskem S.A. and its subsidiaries at December 31, 2002 and the results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

4 As discussed in Note 2(s) to the consolidated financial statements, the Company discontinued the amortization of goodwill in 2002, in connection with the implementation of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

5 As described in Note 5 to the consolidated financial statements, the indirect subsidiary OPP Quimica S.A., based on the decision of the Brazilian Supreme Court, recorded an excise tax gain of US$284,509,000 in results for the year ended December 31, 2002.

Braskem S.A.

6 As described in Notes 11(e) and 13(b) to the consolidated financial statements, the Company and certain subsidiaries are involved in significant legal proceedings involving exemption from the Brazilian Social Contribution tax and a wage and salary adjustment clause in a collective labor agreement with the chemical workers union in the state of Bahia. Based on the opinions of legal counsel and management that losses in these cases are not probable, no provision for losses has been established for these proceedings.

7 As described in Note 1 to the consolidated financial statements, the Company has been involved in a broad corporate reorganization process, as part of the overall reorganization of the Brazilian petrochemical industry. The Company and its subsidiaries may undergo further significant economic and/or corporate changes during this process.



PricewaterhouseCoopers                                        Salvador, Brazil
Auditores Independentes                                       June 20, 2003

Braskem S.A.

Consolidated balance sheet
Expressed in thousands of U.S. dollars
--------------------------------------------------------------------------------

                                                                                                     June             December
Assets                                                                          Note             30, 2003             31, 2002
                                                                      ---------------   ------------------  -------------------
                                                                                              (unaudited)

Current assets
    Cash and cash equivalents                                                                      36,665               35,516
    Short-term investments                                                                        145,034              137,960
    Trade accounts receivable, net                                                                341,094              239,710
    Receivables from related parties                                                                   65                  615
    Taxes recoverable                                                                             121,858              182,699
    Insurance claims receivable                                                                         3                    7
    Inventories                                                                    3              395,520              230,603
    Prepaid expenses                                                                               24,216               36,032
    Other                                                                                          46,893               43,688
                                                                                        ------------------  -------------------

                                                                                                1,111,348              906,830
                                                                                        ------------------  -------------------

Investments                                                                        4              327,135              250,518
                                                                                        ------------------  -------------------

Goodwill, net                                                                                     149,347              120,084
                                                                                        ------------------  -------------------

Property, plant and equipment, net                                                              1,434,310            1,183,651
                                                                                        ------------------  -------------------

Other non-current assets
    Receivables from related parties                                                               11,916                8,341
    Intangible assets, net                                                                         16,122               17,692
    Deferred charges, net                                                                          63,384               47,302
    Restricted deposits for legal proceedings                                                      54,221               37,456
    Deferred income tax, net                                                                       75,302               61,208
    Trade accounts receivable                                                                         372               10,847
    Taxes recoverable                                                                             250,363              191,428
    Inventories, net                                                               3               27,747               22,553
    Prepaid expenses                                                                               23,216               19,622
    Long-term investments                                                                          35,715               28,825
    Advances to suppliers                                                                             619                  823
    Other                                                                                           2,362               27,774
                                                                                        ------------------  -------------------

                                                                                                  561,339              473,871
                                                                                        ------------------  -------------------

                                                                                                3,583,479            2,934,954
                                                                                        ==================  ===================

Braskem S.A.

Consolidated balance sheet
Expressed in thousands of U.S. dollars                               (continued)
-------------------------------------------------------------------------------




                                                                                                 June 30,         December 31,
Liabilities and shareholders' equity                                            Note                 2003                 2002
                                                                      ---------------   ------------------  -------------------
                                                                                               (unaudited)
Current liabilities
    Suppliers                                                                                     540,790              452,335
    Payroll and related charges                                                                    14,460               22,709
    Fair market value of derivative financial instruments                                          11,998                6,370
    Income tax and social contribution                                                              9,305                1,582
    Other taxes                                                                                    62,656              110,893
    Short-term debt                                                                5              348,436              303,074
    Debentures                                                                     6               17,225                9,071
    Current portion of long-term debt                                              5              488,776              413,039
    Dividends and interest on own capital payable                                                     782                  761
    Related parties                                                                                76,661               75,173
    Advances from customers and current rights                                                    195,519               78,039
    Other                                                                                          31,936               28,488
                                                                                        ------------------  -------------------

                                                                                                1,798,544            1,501,534
                                                                                        ------------------  -------------------

Long-term liabilities
    Long-term debt                                                                 5              886,931            1,058,724
    Debentures                                                                     6              463,331              336,859
    Related parties                                                                                                      1,863
    Minimum pension liability                                                                       8,536               10,502
    Taxes and contributions payable                                                7              369,176              209,375
    Deferred income taxes                                                                          27,348               16,914
    Other                                                                                          31,556               51,966
                                                                                        ------------------  -------------------

                                                                                                1,786,878            1,686,203
                                                                                        ------------------  -------------------

Commitments and contingencies                                                      9

Minority interest                                                                                 232,551              109,602
                                                                                        ------------------  -------------------

Shareholders' equity (deficit)
    Share capital                                                                                 469,046              468,245
       Preferred shares- no par value
       Common shares - no par value
    Treasury shares - 53,008 class A preferred shares                                            (16,639)             (15,412)
    Unappropriated retained earnings                                                            (475,284)            (609,232)
    Appropriated retained earnings (statutory reserves)                                           262,339              202,341
    Cumulative other comprehensive loss                                                         (473,956)            (408,327)
                                                                                        ------------------  -------------------

                                                                                                (234,494)            (362,385)
                                                                                        ------------------  -------------------

                                                                                                3,583,479            2,934,954
                                                                                        ==================  ===================

Braskem S.A.

Consolidated statement of operations (unaudited)
Six-month periods ended June 30
Expressed in thousands of U.S. dollars, except earnings (losses) per thousands shares
--------------------------------------------------------------------------------



                                                                                Note                 2003                 2002
                                                                      ---------------   ------------------  -------------------
Gross sales, net of allowances
    Domestic                                                                                    1,362,075            1,178,526
    Export                                                                        11              302,275              227,661
                                                                                        ------------------  -------------------

                                                                                                1,664,350            1,406,187
                                                                                        ------------------  -------------------

Sales and value-added tax                                                                       (274,601)            (284,997)
                                                                                        ------------------  -------------------

Net sales                                                                         11            1,389,749            1,121,190

Cost of sales                                                                                 (1,076,173)            (921,861)
                                                                                        ------------------  -------------------

Gross profit                                                                                      313,576              199,329
    Selling, general and administrative expenses                                                (100,372)            (136,184)
                                                                                        ------------------  -------------------

Operating income                                                                                  213,204               63,145
                                                                                        ------------------  -------------------

Non-operating income (expenses)
     Financial income                                                                              31,720               15,451
     Financial expenses                                                                         (247,570)            (225,410)
     Foreign exchange gain (loss), net                                                            262,063            (304,553)
    Other                                                                                           6,734                  703
                                                                                        ------------------  -------------------

                                                                                                   52,947            (513,809)
                                                                                        ------------------  -------------------

Income (loss) before income tax,  equity in results of
   Affiliates and minority interest                                                               266,151            (450,664)

       Income tax (expense) benefit                                                8
           Current                                                                               (14,228)              (2,943)
           Deferred                                                                               (6,372)               16,559
                                                                                        ------------------  -------------------

Income (loss) before equity in results of affiliates and
    Minority interest                                                                             245,551            (437,048)
                                                                                        ------------------  -------------------

       Equity in earnings of affiliates, net                                       4               12,462               13,950
       Minority interest                                                                         (64,067)               22,841
                                                                                        ------------------  -------------------

Net income (loss) for the period                                                                  193,946            (400,257)
                                                                                        ==================  ===================

Basic earnings (losses) per thousand common shares                                12                57.24             (626.38)
                                                                                        ------------------  -------------------

Diluted earnings (losses) per thousand common shares                              12                52.73             (626.38)
                                                                                        ==================  ===================


Braskem S.A.

Consolidated statement of changes in shareholders' equity (deficit) (unaudited) Expressed in thousands of shares and thousands of U.S. dollars, except per share amounts
--------------------------------------------------------------------------------



                                                                                                                       June 30
                                                                                        ---------------------------------------

                                                                                                     2003                 2002
                                                                                        ------------------  -------------------
Class A preferred shares
    At beginning of the year                                                                      297,110              284,795
      Increase to capital                                                                             801
                                                                                        ------------------  -------------------

    At the end of the period                                                                      297,911              284,795
                                                                                        ------------------  -------------------

Class B preferred shares
    At beginning of the year and the end of the period                                             17,209               17,209
                                                                                        ------------------  -------------------

Common shares
    At beginning of the year and the end of the period                                            153,926              146,976
                                                                                        ------------------  -------------------

Total share capital at the end of the period                                                      469,046              448,980
                                                                                        ==================  ===================

Preferred class A treasury shares acquired
    At beginning of the year                                                                      (15,412)             (15,412)
     Disposal (acquisition)                                                                        (1,227)
                                                                                        ------------------  -------------------

At the end of the period                                                                          (16,639)             (15,412)
                                                                                        ==================  ===================

Treasury shares                                                                                   (16,639)             (15,412)
                                                                                        ------------------  -------------------

Total outstanding share capital                                                                   452,407              433,568
                                                                                        ==================  ===================

Braskem S.A.

Consolidated statement of changes in shareholders' equity (deficit) (unaudited) Expressed in thousands of shares and thousands of U.S. dollars, except per share amounts
--------------------------------------------------------------------------------


                                                                                                         Cumulative
                                                                               Tax    Unappropriated          other
                                            Share   Treasury     Legal   incentive          retained  comprehensive
                                          capital     shares   reserve     reserve          earnings           loss        Total
                                          --------  ---------  --------  ----------   --------------- --------------   ---------

December 31, 2001                         448,980    (15,412)   42,098     307,934           135,750       (723,901)    195,449
    Net loss                                                                                (400,257)                  (400,257)
       Translation adjustments                                                                             (110,609)   (110,609)
                                          --------  ---------  --------  ----------   --------------- --------------   ---------

June 30, 2002                             448,980    (15,412)   42,098     307,934          (264,507)      (834,510)   (315,417)
                                          --------  ---------  --------  ----------   --------------- --------------   ---------

December 31, 2002                         468,245    (15,412)              202,341          (609,232)      (408,327)   (362,385)
    Net income                                                                               193,946                    193,946
       Treasury shares disposal
         (acquisition)                        801     (1,227)                                                              (426)
       Transfers                                                            59,998           (59,998)
       Translation adjustments                                                                              (65,629)    (65,629)
                                          --------  ---------  --------  ----------   --------------- --------------   ---------

June 30, 2003                             469,046    (16,639)              262,339          (475,284)      (473,956)   (234,494)
                                          ========  =========  ========  ==========   =============== ==============   =========


Braskem S.A.

Consolidated statement of cash flow (unaudited)
Six-month periods ended June 30
Expressed in thousands of U.S. dollars
--------------------------------------------------------------------------------



                                                                                                     2003                 2002
                                                                                      --------------------  -------------------

Cash flows from operating activities

Net income (loss) for the period                                                                  193,946             (400,257)
Adjustments to reconcile net income (loss) to cash provided operating
    Activities by (used in) operating activities
       Depreciation                                                                                32,690               49,168
       Amortization of intangible and deferred charges                                              8,282                8,094
       Equity in loss (earnings) of affiliates                                                    (12,462)             (13,950)
       Loss on disposal of property, plant and equipment, investments in affiliates                 7,251               21,469
       Deferred tax expense (benefit)                                                               6,372              (16,559)
       Exchange and monetary variations, interest on related parties, short
           and long-term debt, net                                                               (224,960)             144,857
       Minority interest                                                                           64,067              (22,841)
       Other                                                                                                             5,220
Decrease (increase) in assets:
    Trade accounts receivable                                                                    (257,188)             (74,048)
    Taxes recoverable                                                                             (93,851)             (29,253)
    Inventories                                                                                  (162,711)              34,243
    Other                                                                                          69,718                   59
Increase (decrease) in liabilities:
    Suppliers                                                                                      98,294               95,488
    Payroll and related charges and other taxes                                                   (12,006)              31,751
    Fair market value of derivative financial instruments                                           8,133              (11,407)
    Income tax and social contribution                                                            (18,614)             (23,190)
    Accrued liability for legal proceedings, net of restricted deposits                            84,460               49,604
    Advances from customers                                                                        39,082                7,852
    Other                                                                                          88,384               35,978
                                                                                      --------------------  -------------------

Net cash used in operating activities                                                             (81,113)            (107,722)
                                                                                      --------------------  -------------------

Cash flows from investing activities

    Short and long term investments                                                               (59,243)            (114,826)
    Additions to property, plant and equipment                                                    (16,559)             (72,114)
    Additions to intangible assets                                                                (17,734)             (28,062)
    Additions to other investments                                                                (72,899)                (393)
    Cash and equivalents of acquired businesses                                                        (6)               2,070
    Other                                                                                            (866)
                                                                                      --------------------  -------------------

Net cash used in investing activities                                                            (167,307)            (213,325)
                                                                                      --------------------  -------------------


Braskem S.A.

Consolidated statement of cash flow (unaudited)
Six-month periods ended June 30
Expressed in thousands of U.S. dollars                               (continued)
--------------------------------------------------------------------------------



                                                                                                     2003                 2002
                                                                                        ------------------  -------------------
Cash flows from financing activities

    Short-term debt:
       Issuances                                                                                  706,168              321,888
       Repayments                                                                                (796,178)            (350,746)
    Long-term debt:
       Issuances                                                                                   26,853              174,079
       Repayments
    Advances to export distributor                                                                 (5,080)              61,261
    Related parties:
       Issuances                                                                                1,258,991              253,172
       Repayments                                                                                (919,146)             (16,556)
    Dividends paid to stockholders and minority interests                                          (6,008)            (18,438)
    Stock issue                                                                                         4               79,490
    Other                                                                                               8               (6,159)
                                                                                        ------------------  -------------------

Net cash provided by  financing activities                                                        265,612              497,991
                                                                                        ------------------  -------------------

Effect of exchange rate changes on cash                                                           (16,043)            (198,280)
                                                                                        ------------------  -------------------

Net increase (decrease) in cash and cash equivalents                                                1,149              (21,336)

Cash and cash equivalents, beginning of the period                                                 35,516              109,161
                                                                                        ------------------  -------------------

Cash and cash equivalents, end of the period                                                       36,665               87,825
                                                                                        ==================  ===================

Cash paid during the period for:
    Interest paid                                                                                  96,790              133,818
    Income tax                                                                                                         472,908

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



1    Operations

(a) Braskem S.A. ("Braskem" or "the Company") is a corporation organized under the laws of Brazil for the purpose of manufacturing, trading, importing and exporting chemical and petrochemical products and fuels, as well as producing and supplying steam, water, compressed air and electric power to companies operating in the Camacari Petrochemical Complex in Bahia, Brazil, and the rendering of services to those companies. Braskem is the new corporate name of Copene Petroquimica do Nordeste S.A. ("Copene"). The current organizational structure of Braskem is the result of one of the most significant corporate restructurings undertaken in Brazil, integrating six major Brazilian petrochemical companies: Copene; OPP Quimica S.A. ("OPP Quimica"); Trikem S.A. ("Trikem"); Proppet S.A. ("Proppet"); Nitrocarbono S.A ("Nitrocarbono") and Polialden Petroquimica S.A. ("Polialden"). Substantially all of Braskem's operations are located in Brazil.

     Braskem's business operations are organized into four business segments and are managed on that basis:

(i) Basic Petrochemicals - manufacture of basic petrochemical products such as ethylene, propylene, benzene, para-xylene, butadiene and others, the manufacture of fuel such as automotive gasoline and the production of utility products such as steam, demineralized water, compressed air and electric energy for its own consumption and for sale to other companies in the Camacari Petrochemical Complex. This segment operates five industrial units in Camacari. This segment depends largely on the supply of naphtha by Petroleo Brasileiro S.A. - Petrobras.

(ii) Polyolefins - manufacture of polyethylene and polypropylene. This segment operates four industrial units which produce polyethylene (two in Camacari and two in the Southern Petrochemical Complex in the Brazilian state of Rio Grande do Sul) and three industrial units which produce polypropylene in the Southern Complex. This segment's facilities in the Southern Petrochemical Complex depend on the supply of raw materials by COPESUL - Companhia Petroquimica do Sul ("Copesul").

(iii) Vinyls - manufacture of caustic soda, chlorine, ethylene dichloride (EDC) and polyvinylchloride (PVC). This segment manufactures caustic soda and chlorine in two industrial units (Camacari and Maceio in the Brazilian state of Alagoas), EDC in one industrial unit (Maceio) and PVC in three industrial units (Camacari, Marechal Deodoro in Alagoas, and Sao Paulo).

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


(iv) Business Development - primarily the manufacture of dimethyl terephthalate
     (DMT), polyester terephthalate (PET) resins, and intermediary products including caprolactam, cyclohexane, cylohexanone and ammonium sulfate. This segment operates two plants in the Camacari Complex.

(b) The Odebrecht and Mariani Groups, through Nova Camacari Participacoes S.A. ("Nova Camacari"), acquired a controlling interest of Nordeste Quimica S.A. ("Norquisa"), which, in turn, was the controlling shareholder of the Company.

     Additionally in July 2001, the Company acquired 100% share participation in Copene Participacoes S.A. (formerly known as Conepar - Companhia Nordeste de Participacoes ("Conepar")).

     In August 2002, Braskem issued new shares of stock to the Odebrecht and Mariani Groups in exchange for their holdings in OPP Produtos Petroquimicos S.A. ("OPP PP") and 52114 Participacoes S.A. ("52114"), respectively. The exchange at shares for OPP PP was a translation under common control and has this been treated retroactively in these financial statements as it had happened on December 31, 2001. The share issue for the acquisition of 52114 from the Mariani group was accounted for as a purchase.

     As of June 30, 2003, Braskem had negative working capital in the amount of US$ 687,196 and shareholders' deficit of US$ 234,494. The consolidated balance sheet includes US$ 163,851 related to advances on export contracts and advances from foreign customers that will be amortized with future exports. Approximately 67% of Braskem's loans are indexed to the U.S. dollar exchange rate, which closed at R$ 2,8720 on June 30, 2003. To reduce the demand for working capital, the Company's management plans to depend on: 1) operating cash flows; 2) the extension of the payment dates of its main supplier obligations; 3) new funding backed by export flows; and 4) the extension of the maturity profile of its debts through new long-term borrowings, including transactions in the negotiation phase.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


2    Summary of significant accounting policies

(a)  Basis of presentation

     Our interim financial statements are unaudited. However, in the opinion of management, this financial integration contains the adjustments relating to normal activities necessary to adequately the operations for the period presented. The statement of operations for the six-month period ended June 30, 2003 also net necessarily respect an indication at the result for the year ended December 31, 2003. Accounting policies remain in line with this those presented in the December 31, 2002 annual Financial Statement.

(b)  Recently issued accounting pronouncements

     In 2002, the FASB issued Interpretation (FIN) No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." The initial recognition and measurement provisions of FIN No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. As required, Braskem adopted the disclosure requirements of the Interpretation as of December 31, 2002 (see Note 9 (d)). Braskem has applied the initial recognition and measurement provisions on a prospective basis effective January 1, 2003. The Interpretation modifies existing disclosure requirements for most guarantees and requires that at the time a company issues a guarantee, the Company must recognize an initial liability for the fair value of the obligation it assumes under that guarantee. There was no initial liability recorded as a result of the implementation of FIN No. 45.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



     In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or in which equity investors do not bear the residual economic risks. The interpretation applies to variable interest entities ("VIEs") created after January 31, 2003, and to VIEs in which an enterprise obtains an interest after that date. It applies to the year ended December 31, 2003, to VIEs in which an enterprise holds a variable interest that was acquired before February 1, 2003. In financial statements issued after January 31, 2003, the interpretation also requires an enterprise to disclose the nature, purpose, size and activities of VIEs which are reasonably possible to be within the scope of FIN No. 46, together with the enterprise's maximum exposure to loss with respect to these entities. Braskem is in the process of evaluating this new pronouncement and does not currently expect that it will have a significant impact on the Company's financial condition, liquidity or results of operations.


3    Inventories

                                                                                        June             December
                                                                                    30, 2003             31, 2002
                                                                           ------------------   ------------------

Finished goods                                                                       163,780              106,343
Work in process                                                                       21,288                7,727
Raw materials                                                                         61,640               40,081
Spare parts and maintenance suppliers                                                 65,810               52,599
Advances to suppliers and sundry materials                                            60,151               27,032
Other                                                                                 50,598               19,374
                                                                           ------------------   ------------------

                                                                                     423,267              253,156
Long term inventories, net (*)                                                      (27,747)             (22,553)
                                                                           ------------------   ------------------

                                                                                     395,520              230,603
                                                                           ==================   ==================

(*) Based on turnover and detailed analysis, part of the inventory of spare parts, maintenance supplies and others has been classified to long-term. On June 30, 2003 the allowance for obsolescence totaled US$ 4,023.

Advances to suppliers and expenditures for imports in transit are mainly related to the acquisition of naphtha, which is the main raw material of the Company.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



4        Investments

The Company's investments in associated companies accounted for by the equity method consist primarily of its shareholdings in Copesul, Politeno, Cetrel, Codeverde, Norcell and Petroflex.

                                                          Shareholding in     Shareholding in   Equity in earnings
                                                          total capital (%)   voting capital (%)     of affiliates        Investment
                                                        ------------------  ------------------   ----------------  -----------------

                                                           June  December     June   December      June    June     June   December
                                                           2003      2002     2003       2002      2003    2002     2003       2002
                                                        -------- ---------  -------  ---------   --------  ------  -------  --------

COPESUL - Companhia Petroquimica do Sul                   29.46     29.46    29.46      29.46    21,236   2,785   94,078     63,748
Politeno Industria e Comercio S.A.                        33.49     30.99    35.00      35.00     1,576   3,466   56,897     41,080
Cetrel S.A. - Empresa de Protecao Ambiental               36.02     35.57    36.04      35.57      (169)   (449)   8,509      6,651
Codeverde Companhia de Desenvolvimento Rio Verde          35.42     35.42    35.42      35.42       (38)    (53)
NORCELL S.A. (*)                                          86.15     86.15    76.52      76.52     3,925   1,416   20,775     13,684
Petroflex Industria e Comercio S.A.                       20.12     20.12    20.14      20.14     1,567   6,547   10,766      7,472
Other                                                                                           (15,635)    238    2,661      9,410
                                                                                                --------  ------  -------  ---------

                                                                                                 12,462   13,950 193,686    142,045

Goodwill and purchase accounting adjustments                                                                     133,449    108,473
                                                                                                -------  ------- --------  ---------

                                                                                                 12,462  13,950  327,135    250,518
                                                                                                ======== ======= ========  =========

(*) Investment accounted for under the equity method as minority shareholder has veto rights and Braskem does not maintain control.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



Copesul's financial statements are summarized below:

                                                                                  June 30,           December  31,
Balance sheet                                                                         2003                    2002
---------------------------------------------                            ------------------   ------------------------

Current assets                                                                     523,097                 542,538
Property, plant and equipment                                                      386,613                 337,983
Other assets                                                                        50,949                  61,040
                                                                         ------------------   ------------------------

                                                                                   960,659                 941,561
                                                                         ==================   ========================

Current liabilities                                                                413,170                 500,042
Long-term liabilities                                                              228,157                 225,129
Shareholders' equity                                                               319,332                 216,390
                                                                         ------------------   ------------------------

                                                                                   960,659                 941,561
                                                                         ==================   ========================

                                                                                                         June 30,
                                                                         -----------------------------------------

Statement of operations                                                               2003                   2002
----------------------------------------------                           ------------------   --------------------

   Net sales                                                                       714,969                967,346
   Cost of sales                                                                  (627,162)              (782,113)
                                                                         ------------------   --------------------

   Gross profit                                                                     87,807                185,233
   Operating expenses                                                              (21,832)               (30,020)
   Non-operating income (loss)                                                      25,968               (104,443)
   Income tax expense, net                                                         (25,721)                 4,723
                                                                         ------------------   --------------------

Net income (loss)                                                                   66,222                 55,493
                                                                         ==================   ====================

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

5    Debt

                                                                                                                 June   December
Foreign currency                         Annual financial charges                                            30, 2003   31, 2002
-----------------------------------      -----------------------------------------------------------------------------  ---------
Foreign notes payable (Eurobonds)
    US$ 125,000 due February 2004        US$ exchange variation + interest of 11.5%                             35,486     27,978
    US$ 100,000 due October 2004         US$ exchange variation + interest of 11.0%                             58,860     55,718
    US$ 150,000 due June 2007            US$ exchange variation + interest of 9.0%                             148,623    150,188
    US$ 250,000 due July 2007            US$ exchange variation + interest of 10.6%                            261,584    261,806
    Advances on export contracts         US$ exchange variation + interest from 3.8% to 15.0%                  130,152     88,015
    Variable                             US$ exchange variation + interest from 2.9% to 4.8% over LIBOR        174,175    266,891
    Working Capital                      US$ exchange variation + interest from 1.7% to 4.9% over LIBOR
                                         or fixed interestfrom 3.1% to 12.0%                                   532,416    564,027
                                                                                                            ----------  ----------

Local currency
    Working capital                      Interest from 0.3% to 8.7% + indexed monetary restatement
                                           (IGP-M(*) and CDI(**)) of fixed interest from 7%  to 13%
                                            over TJLP(***) or fixed interest from 3.0% to 12.0%                195,956    180,052
                                                                                                            ----------  ----------
    Fixed
    FINAME                               Fixed interest of 3.7% + over TJLP                                        856        824
    BNDES                                Fixed interest from 3.9% to 10.8% + indexed monetary restatement
                                           (TR(****) and UMBNDES(*****)) of fixed interest from 4.0% to
                                           4.5% over TJLP                                                       84,181     76,246
    Other                                TJLP + interest of 4.0% or IGP-M + interest of 4.5%                   101,854     85,205
    "Compror" financing of purchases                                                                                       17,887
                                                                                                            ----------  ----------


                                                                                                             1,724,143  1,774,837
Less: short-term debt                                                                                        (348,436)  (303,074)
                                                                                                            ----------  ----------

                                                                                                             1,375,707  1,471,763
Less: current portion of long-term debt                                                                      (488,776)  (413,039)
                                                                                                            ----------  ----------

Long-term debt                                                                                                 886,931  1,058,724
                                                                                                            ==========  ==========

(*)       General Price Index-Market

(**)      Interbank Certificate of Deposit

(***) Federal government long-term interest rate determined on a quarterly basis

(****) Referential Rate (*****) National Economic and Social Development Bank basket of currencies

(*****)    National Economic and Social Development Bank basket of currencies

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


The long-term amounts mature as follows:

                                                    June             December
                                                30, 2003             31, 2002
                                       ------------------   ------------------

2004                                             146,462              363,511
2005                                             185,157              158,501
2006                                             149,322              131,279
2007                                             402,220              405,233
2008                                               3,770                  200
                                       ------------------   ------------------

                                                 886,931            1,058,724
                                       ==================   ==================

Short-term loans are backed by pledges of notes, promissory notes endorsed by Company officers and/or shareholders, and shares of stock. Long-term loans are backed by pledges of property, plant and equipment, shares of stock and letters of guarantee from management and shareholders, as well as bank guarantees. Certain long-term transactions are guaranteed by surety bonds and mortgages of Company industrial plants. Certain loans for the acquisition of permanent assets are backed by property, plant and equipment, pledge of shares of stock, and management and shareholder guarantees. Certain working capital financing is backed by letters of credit and bank guarantees.


6    Debentures

                                                                                        June             December
                                                                                    30, 2003             31, 2002
                                                                           ------------------   ------------------

1st series - maturing October 1, 2006
    Interest of 110.00% of CDI from 10/01/01 to 11/30/02,
       118.33% of CDI from 12/1/02 to 10/01/04, thereafter to
       be deliberated by debenture holders, with put option
       on 10/01/04                                                                   147,838              100,444
                                                                           ------------------   ------------------

2nd series - maturing October 1, 2006
    Interest of 13.25% p.a. over  IGP-M                                               90,517               63,362
                                                                           ------------------   ------------------

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


                                                                                        June             December
                                                                                    30, 2003             31, 2002
                                                                           ------------------   ------------------


Former OPP PP - maturing July 31, 2007
    Interest of 5.00% p.a. over TJLP, convertible into
       606,907 thousand shares (*)                                                   242,201              182,124
                                                                           ------------------   ------------------

                                                                                     480,556              345,930
                                                                           ------------------   ------------------

Less: current                                                                        (17,225)              (9,071)
                                                                           ------------------   ------------------

Long-term                                                                            463,331              336,859
                                                                           ==================   ==================

     (*) The debentures are convertible into 606,907,372 Preferred Class A shares and represented an expense in the six month period ended June 30, 2003 of US$ 16,089 (US$ 10,619 net of income tax).


7    Taxes and contributions payable - Long-term liabilities

     This balance comprises primarily taxes which Braskem and its subsidiaries are challenging in the judicial system. Management has accrued for all probable losses. These liabilities will be reversed when Braskem and its subsidiaries receive a final favorable decision on the specific cases.


8    Income tax and social contribution on net income

(a)  Tax rates

     Income taxes in Brazil include Federal Income Tax and Social Contribution on Net Income ("CSL"). There is no state or local income taxes in Brazil. The statutory rates applicable in both periods were as follows (in percentages):

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



                                                                                                         June 30,
                                                                                                ------------------

Federal income tax                                                                                          25.00
Social contribution                                                                                          9.00
                                                                                                ------------------

Composite marginal income tax rate                                                                          34.00
                                                                                                ==================

(b)  Income tax reconciliation

                                                                                                         June 30,
                                                                           ---------------------------------------

                                                                                        2003                 2002
                                                                           ------------------   ------------------
Income (loss) before income tax, equity in results
    of affiliates and minority interest                                              266,151             (450,664)

Income tax and social contribution benefit (expense)
    at statutory rate - 34%                                                          (90,491)             153,226
       Income tax on permanent differences                                            (5,958)               2,663
       Tax benefits of corporate restructuring                                       217,010
       Tax effect of social contribution tax exemption
           ((i) below)                                                                24,812              (28,014)
       Benefit from tax holidays ((ii) below)                                            275                  628
       Net change in valuation allowance                                            (163,869)            (113,708)
       Other                                                                          (2,379)              (1,179)
                                                                           ------------------   ------------------

Tax (expense) benefit, per consolidated statement
    of operations                                                                    (20,600)              13,616
                                                                           ==================   ==================

(i) Braskem and its subsidiary Trikem, have obtained judicial orders exempting them from the CSL (Note 8(c)).

(ii) Certain of the production facilities have qualified for income tax incentives which provide full or partial exemptions from income tax on "exploration profit" for a fixed period of time.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

     Management estimates that the deferred taxes relating to tax losses will be realized in up to ten years, considering the portion of the operating results and other results that are not covered by the tax reduction benefit. Besides the positive impacts arising from the corporate restructuring under way, the expectation of generating taxable income is based on projections that are mainly based on price, foreign exchange, interest rate and market growth assumptions and other variables important to the performance of the Company.

(c)  Social contribution

     In 1992, court deposits of US$ 14,693 were returned to the Company pursuant to the decision of the 6th Federal Court, which decided in favor of the Company in its suit against the Federal Government relating to the Social Contribution on Income (CSL).

     However, in November 1993 the Federal Government filed a reversal action to revoke this decision. On October 18, 1994, the Federal Court of Appeals for the 1st Region decided the reversal action in favor of the Federal Government by a majority of only one vote. Consequently, in 1996 the Company filed a Special Appeal to the Superior Court of Justice (STJ), and an Extraordinary Appeal to the Federal Supreme Court (STF). The latter was not accepted, and the Company filed a motion for review, which is pending the outcome of the decision by the STJ. According to the Company's lawyers, the Extraordinary Appeal will eventually be accepted and forwarded to the STF.

     On October 20, 1997, based on a majority vote, the Special Appeal was rejected. As a consequence, the Company interposed a Divergence Embargo, which was admitted on March 24, 1998 and not recognized by the STJ on February 20, 2002, since the court accepted a procedural preliminary action brought by the Federal Government in response to the Company's Special Appeal, which hampered any further judgment regarding either the merit or other preliminaries. The decision was published on June 24, 2002. On July 1, 2002, the Company interposed a Declaration Embargo in order to question the various omissions and contradictions observed in this decision. This procedure may revert the result of the trial judgment in the STJ, without affecting the trial judgment of the Extraordinary Appeal by the STF.

     The lawyers who represent the Company, based on prior jurisprudence and on opinions issued by eminent legal counselors, believe that there are very good possibilities of success by the Company.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

     Although the discussion is still "sub-judice", the federal tax authorities imposed claims regarding the CSL by issuing tax assessments against the Company, relating to the period from 1990 to 2001, in the approximate amount of US$ 171,309. This procedure was contrary to renowned legal counselors' opinions obtained by the Company, which expressed that an unfavorable decision in this lawsuit will only affect the Company after the decision becomes final. Tax enforcement actions related to the aforementioned tax were also filed. It is important to mention that the Company already obtained a judicial decision determining the cancellation of one of these charges, with the Judiciary recognizing that the procedure adopted by the tax authorities was improper. Based on the opinions of its legal counselors and legal precedents, the Company did not alter its corporate and tax procedures and has not accrued any amount for CSL.

     Should the Federal Government, after a possible decision unfavorable to Braskem becomes final, demand payment of the Social Contribution retroactively to the years prior to the date of the publication of the final decision on the reversal action, such action would be contrary to the expert legal opinions, and the exposure relating to the periods from 1990 to 2002, updated based on Brazil's base rate (SELIC) interest rate, excluding the fine for late payment, would be approximately US$ 94,786 at June 30, 2003.

     All judicial claims relating to CSL also include Trikem and Polialden.


9    Commitments and contingencies

(a)  Commitments

     Purchase commitments

     Braskem and its subsidiaries have electric power purchase contracts for the consumption of energy by its industrial plants located in the states of Alagoas and Bahia. The minimum annual commitment under these contracts is approximately US$ 20,914 and the contracts extend for five years.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


     The Company purchases ethylene and propylene for its units in the Southern Petrochemical Complex from Copesul under a long-term contract through 2014. The minimum annual purchase commitment is 268,200 metric tons of ethylene and 262,200 metric tons of propylene. If the minimum is not purchased the Company must pay for the unpurchased amount at 40% of the current price. Based on 40% of the December 31, 2002 prices, this minimum commitment is US$ 114,907 per year.

(b)  Contingencies

     Braskem and its subsidiaries are defendants in various civil and labor cases. Based on the advice of its legal counsel, management has established liabilities for those cases in which an unfavorable outcome is probable.

     Descriptions of the more significant cases follow.

(i)  Collective labor agreement

     The chemical workers union in the Camacari region (SINDIQUIMICA) and the syndicate of chemical manufacturers in the same region (SINPEQ) are disputing in the courts whether the wage and salary indexation clause in their collective labor agreement was overruled by a 1990 economic policy law which restricted wage and salary increases. Braskem, Trikem, Polialden, Nitrocarbono and Politeno operated plants in the region in 1990 and are members of SINPEQ. The union is requesting that salaries and wages be adjusted retroactively and cumulatively since 1990.

     The most recent ruling, in December 2002, was favorable to SINPEQ and established that the economic policy law overruled the collective labor agreement. Nevertheless, the decision is still subject to appeal. The decision was published on March 21, 2003 and gave rise to new appeals by SINDIQUIMICA, on which judgment has been stayed, and neither the decision to be pronounced nor the amounts involved have been defined. Management, based on the opinion of its legal advisors, believes in a favorable outcome for the companies, and therefore did not provide any amount related to this lawsuit.

     Management, based on the opinion of its legal advisers, believes that the SINPEQ position will prevail. As a result, no loss has been accrued for this contingency.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

(c)  Other Company litigation

     The Company is defending claims for indemnities for material or moral damages, which are pending court decision. The main issue involves the claim of preferred shareholders' rights, which was not favorable to the Company. The Company filed a Rescissory Action to overturn such decision, and the Company obtained an advance decision suspending the settlement of the judgment until a final decision of the Rescissory Action is issued.

     The Company is a defendant in various labor lawsuits. The Company set up a provision for claims with probable loss, in the amount of US$ 87,717, while no provision was recorded for the remaining labor claims that, in the opinion of the Company's legal advisors, will be judged in favor of the Company.

     In 2003 Braskem entered into an action, of approximately US$ 13,727 thousand challenging social contribution in relation to financial income for which a provision has been recorded.

(d)  Guarantees

     In the ordinary course of business, the Company and its subsidiaries provide guarantees to financial institutions which provide financing to certain customers. At June 30, 2003 the nominal value of the guaranteed customer balances was US$ 6,692.


10   Financial instruments

     Braskem and its subsidiary companies engage in transactions involving financial instruments to manage the financial requirements of their operations, to supplement cash flow requirements, to guarantee the supply of raw materials and to hedge their U.S. dollar denominated debt. Risk management is carried out by adopting financial market mechanisms which reduce the exposure of the Company's assets and liabilities, protecting its equity.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


     The net book values of the financial assets and liabilities of Braskem and its subsidiaries at December 31, 2002 are equivalent to their approximate market values. The main financial instruments are comprised of the following accounts:

(a)  Investments

     The market values of the investments in the associated companies Copesul and Petroflex, the shares of which are traded in the stock exchange, were estimated based on the final market quotations on the Sao Paulo Stock Exchange, where most of the shares are traded. This estimate does not necessarily reflect the realizable value of a representative lot of shares.

     At June 30, 2003, the market value of these shares held by Braskem and its subsidiaries is US$ 107,708 for Copesul and US$ 11,882 for Petroflex. At July 28, 2003, these market values were US$ 102,777 for Copesul and US$ 12,176 for Petroflex.

(b)  Derivatives

     Since Braskem operates in the international market, where it obtains funding for its operations and investments, it is exposed to market risks related to variations of foreign currency exchange rates and international interest rates.

     Braskem has a risk management policy with the following objectives: maintain coverage of principal and interest settlements (consolidated) maturing within 12 months for, at least (i) 60% of Braskem's total U.S.-dollar indebtedness that is related to exports (trade finance), excluding Advances on Currency Contracts (ACCs) with a remaining maturity of up to 6 months and Advances on Export Contracts (ACEs) and (ii) 75% of the total debt in U.S. dollars unrelated to exports (non-trade finance). Compliance with this policy varies based upon applicable market conditions, credit availability and cash balances.

     Braskem uses various kinds of currency risk management instruments, some of them using available cash. The most common transaction using available cash adopted by Braskem involves foreign currency cash investments (certificates of deposit, international funds, time deposits and overnight funds) and options. The most common foreign currency risk management instruments without using available cash are swap contracts (exchange of U.S. dollar variation for Interbank Deposit Certificate (CDI) rate) and forwards.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


     The Company's contracts did not meet the criteria to qualify as the hedge of an exposure to foreign currency or interest rate risk. Therefore, the Company has accounted for the derivative transactions by calculating the unrealized gain or loss at the balance sheet date and changes in the fair value of all derivatives are now being recorded in current operations.

     At June 30, 2003, the Company had swaps, forwards and options for foreign currency and interest in a total notional amount of US$ 206,376, falling due between July 18, 2003 and June 1, 2004. These instruments are intended to reduce the impacts of any devaluation of the Brazilian real and an increase in international interest rates on U.S. dollar liabilities. At June 30, 2003, the market value of these contracts is negative by US$ 11,998.


11   Business segments

     The Company has four identifiable reportable segments, as more fully described in Note 1(a):

     .   Basic Petrochemicals
     .   Polyolefins
     .   Vinyls
     .   Business Development

     The accounting policies underlying the financial information provided for the segments are based on accounting principles determined by Brazilian Corporate Legislation. Management of the Company evaluates segment performance information generated from the statutory accounting records. Intersegment transactions are recorded at their statutory amounts.

     The local currency information related to the statement of operations data has been translated U.S. dollars, for convenience purposes, at the average rate for each period presented. The information at the balance sheet date has been translated to U.S. dollars at the respective period-end exchange rates.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------


Braskem prepared a reconciliation of segment information to its consolidated financial statements.

                                                                                        June             December
                                                                                    30, 2003             31, 2002
                                                                           ------------------   ------------------

Basic Petrochemicals                                                               1,546,306              757,231
Polyolefins                                                                          890,469            1,174,213
Vinyls                                                                               444,646              650,906
Business Development                                                                 158,056               94,556
Other                                                                                960,105              908,369
US GAAP adjustments and eliminations                                                (416,103)            (650,321)
                                                                           ------------------   ------------------

Total segment assets                                                               3,583,479            2,934,954
                                                                           ==================   ==================

Basic Petrochemicals                                                                 616,570              717,729
Polyolefins                                                                            5,311              114,258
Vinyls                                                                                93,111                6,110
Business Development                                                                                          563
Other                                                                                535,690              190,114
US GAAP adjustments and eliminations                                                (923,547)            (778,256)
                                                                           ------------------   ------------------

Total investments                                                                    327,135              250,518
                                                                           ==================   ==================

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



                                                                                                         June 30,
                                                                           ---------------------------------------

                                                                                        2003                 2002
                                                                           ------------------   ------------------

Basic Petrochemicals                                                                 750,501              575,478
Polyolefins                                                                          424,168              315,742
Vinyls                                                                               212,001              197,518
Business Development                                                                  69,264               70,044
US GAAP adjustments and eliminations                                                 (66,185)             (37,592)
                                                                           ------------------   ------------------

Net sales                                                                          1,389,749            1,121,190
                                                                           ==================   ==================

Basic Petrochemicals                                                                  64,780               60,276
Polyolefins                                                                           83,856             (171,400)
Vinyls                                                                                52,829               (6,032)
Business Development                                                                   (178)                1,904
US GAAP adjustments and eliminations                                                  11,917              178,397
                                                                           ------------------   ------------------

Operating income                                                                     213,204               63,145
                                                                           ==================   ==================

Less:
    Equity in earnings in affiliates                                                  12,462               13,950
    Minority interest                                                                (64,067)              22,841
    Income taxes                                                                     (20,600)              13,616
    Financial income (expenses)                                                       46,213             (514,512)
    Non-operating income (expense)                                                     6,734                  703
                                                                           ------------------   ------------------

Net income (loss)                                                                    193,946             (400,257)
                                                                           ==================   ==================

Basic Petrochemicals                                                                 (20,634)             (24,181)
Polyolefins                                                                           (9,794)              (8,798)
Vinyls                                                                               (10,451)             (8,937)
Business Development                                                                  (2,641)              (1,807)
US GAAP adjustments and eliminations                                                  10,830               (5,445)
                                                                           ------------------   ------------------

Total depreciation                                                                  (32,690)             (49,168)
                                                                           ==================   ==================


Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

Information on the geographical composition of the Company's sales is as follows:

                                                                                                         June 30,
                                                                           ---------------------------------------

                                                                                        2003                 2002
                                                                           ------------------   ------------------

Domestic                                                                           1,087,474              893,529
Exports from Brazil                                                                  302,275              227,661
                                                                           ------------------   ------------------

Total net sales                                                                    1,389,749            1,121,190
                                                                           ==================   ==================

Exports from Brazil (classified by geographic destination):

                                                                                                         June 30,
                                                                           ---------------------------------------

                                                                                        2003                 2002
                                                                           ------------------   ------------------

Americas                                                                             167,835              133,959
Far East                                                                              61,469               47,562
Europe                                                                                53,073               33,197
Other                                                                                 19,898               12,943
                                                                           ------------------   ------------------

                                                                                     302,275              227,661
                                                                           ==================   ==================


12   Earnings per share

     The following table provides a reconciliation of the numerators and denominators used in computing earnings per share and the allocation of distributed and undistributed income between common and preferred stockholders under the two-class method of computing earnings per share as required by SFAS No. 128.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



                                                                                                                    June
                                                                                                                30, 2003
                                                                       --------------------------------------------------

                                                                           Common   Preferred    Preferred
                                                                            Stock    Shares A     Shares B         Total
                                                                       -----------  ----------  -----------   -----------
Basic numerator - undiluted

Minimum 6% dividend                                                        10,154      17,894           95        28,143
Undistributed earnings allocation                                          60,022     105,781                    165,803
                                                                       -----------  ----------  -----------   -----------

Total undistributed earnings                                               70,176     123,675           95       193,946

Weighted average of outstanding shares - undiluted                      1,226,091   2,132,712       11,458     3,370,261
                                                                       -----------  ----------  -----------   -----------

Basic earnings per thousand outstanding shares - undiluted                  57.24       57.99         8.28
                                                                       ===========  ==========  ===========

Effect of conversion of preferred class B to preferred class A             (0.08)      (0.07)
Effect of conversion of debentures to preferred class A                    (4.43)      (6.96)
                                                                       -----------  ----------

Diluted earnings per thousand shares                                        52.73       50.96
                                                                       ===========  ==========

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------



                                                                                                               June
                                                                                                           30, 2002
                                                                                                   -----------------


                                                                                                             Common
                                                                                                              Stock
                                                                                                   -----------------

Basic numerator
Income from continuing operations available to common and preferred shareholders                           (400,257)


Dividends paid to preferred share holders                                                                    (4,815)
                                                                                                   -----------------

Total undistributed earnings                                                                               (405,072)
                                                                                                   =================


Weighted average of outstanding shares                                                                      646,693
                                                                                                   -----------------

Basic earnings per thousand outstanding shares                                                              (626.38)
                                                                                                   =================

Effect of conversion of preferred class B to preferred class A
                                                                                                   -----------------

Diluted earnings per thousand shares                                                                        (626.38)
                                                                                                   =================


13   Subsequent Events

(a)  New stage of the corporate integration process

     As widely announced on July 16, 2003, the Company is proceeding with its corporate integration process, by acquiring common shares held by minority shareholders in its second generation subsidiaries. The approval of this new stage is scheduled for July 31, 2003, as set forth in the Shareholders Meeting notice.

Braskem S.A.

Notes to the Consolidated Financial Statements for the Six-Month Periods Ended June 30, 2003 and 2002 (Unaudited)
Expressed in thousands of U.S. dollars, unless otherwise stated
--------------------------------------------------------------------------------

In this stage, the Company made commitments to transfer interests of common shareholders in Trikem and Polialden, as follows: (a) Nissho Iwai Corporation ("Nissho Iwai"), holder of 43,948,380 common shares in Polialden, corresponding to 16.67% of its voting capital, and 2,161,985,136 common shares in Trikem, corresponding to 10.06% of its voting capital, and (b) Mitsubishi Chemical Corporation ("Mitsubishi"), holder of 43,948,380 common shares in Polialden, corresponding to 16.67% of its voting capital, and 2,881,480,720 common shares in Trikem, corresponding to 13.41% of its voting capital. Braskem acquired interests through issue of Braskem common shares to Nissho Iwai in the amount of US$ 13,811 and cash payment to Mitsubishi.

Upon completion of the above negotiations and subsequent merger of these companies into Braskem, Braskem will hold those common shares in Trikem and Polialden currently held by Mitsubishi and Nissho Iwai, respectively.

With respect to the other shareholders of common shares in Trikem, namely Portus
- Instituto de Seguridade Social ("Portus"), holding 1,522,312,099 common shares issued by Trikem, representing 7.09% of its voting capital, and individuals holding 0.0025% of the voting capital, the Company will request from CVM the registration of a public offer to increase its holding, providing the minority shareholders with an opportunity to migrate to the Company under the same exchange ratio established with Nissho Iwai. The Company is holding discussions with Portus for the purpose of obtaining its agreement with the public offer mentioned above.

The accounting effects of the above transactions will be reflected after approval at the Shareholders Meeting.



                                      * * *